EXHIBIT 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President, Chief Accounting Officer
(609) 387-7800 Ext. 1216

BURLINGTON COAT FACTORY REPORTS
FOURTH QUARTER SALES AND NET INCOME AND
PAYMENT DATES FOR CASH DIVIDEND

Burlington, NJ--August 14, 2003. Burlington Coat Factory Warehouse Corporation (NYSE-BCF) today reported its net income and sales for the fourth quarter and year ended May 31, 2003.

For the three months ended May 31, 2003, net income was $2.7 million or $0.06 per share compared with net income of $8.9 million or $0.20 per share for last year's fourth quarter. Net sales for the fourth quarter ended May 31, 2003 were $608.6 million compared with net sales of $601.6 million for the prior year's fourth quarter ended June 1, 2002. During the fourth quarter, total sales increased 1.2%, and comparative store sales decreased 4.1%.

For the year ended May 31, 2003, net income was $65.0 million or $1.46 per share. This compares with net income of $66.9 million or $1.51 per share for the year ended June 1, 2002. Net sales for the year ended May 31, 2003 were $ 2.697 billion compared with net sales of $2.577 billion for the prior year ended June 1, 2002. Total sales increased 4.7% and comparative store sales decreased 1.7%. During the year, the Company opened eighteen Burlington Coat Factory stores and four stand-alone MJM Designer Shoe stores. An additional three Burlington Coat Factory stores were relocated during the fiscal year ended May 31, 2003 to locations within the same trading market. Two store locations, previously operated as Burlington Coat Factory stores, were converted to MJM Designer Shoe stores. The Company completed remodels of fifteen stores during fiscal 2003. Burlington Coat Factory operates 335 stores in 42 states principally under the name "Burlington Coat Factory."

The Company will be holding a conference call regarding the fourth quarter results at 10:00 EDT on August 15, 2003. To listen to the call, visit the Company's web site at www.coat.com. The call will be available for replay on the web site.

In addition, the Company announced an increase in the annual cash dividend to three cents ($.03) per share. The Board of Directors has declared the dividend payable on December 8, 2003 to stockholders of record on November 14, 2003.

Statements made in this press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.